Exhibit 99.1

EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE YEAR ENDED
DECEMBER 31, 2004, FURNISHED TO THE S.E.C. AS AN EXHIBIT TO FORM 8-K DATED
May 9, 2005

WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901

Contact: Jeffrey L. Jacobson	626/585-6700

FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, May 6, 2005

      Unaudited consolidated net income of Wesco Financial Corporation and its subsidiaries for the first quarter of 2005 amounted to $18,427,000 compared with $12,198,000 for the first quarter of 2004.

      The increase in consolidated earnings resulted mainly from improvement of the furniture rental business as well as increased investment income earned by the insurance businesses in 2005 due mainly to increased interest rates on short-term investments.

      Following is a breakdown of consolidated net income into useful business components. All figures are on an after-tax basis. Per-share amounts are based on 7,119,807 shares outstanding.

	Quarter Ended March 31,
	2005	2004
Wesco-Financial and Kansas Bankers insurance businesses —
Underwriting	$5,477,000	$5,004,000
Investment income	8,272,000	6,098,000
CORT furniture rental business	4,266,000	384,000
Precision Steel businesses	412,000	630,000
Other	—	82,000

Consolidated net income	$18,427,000	$12,198,000

Per share	$2.59	$1.71

      Wesco’s Form 10-Q for the quarter ended March 31, 2005 is expected to be filed electronically with the Securities and Exchange Commission on May 9, 2005, and we invite shareholders, the financial media and others to access it through the SEC’s website (www.sec.gov). The Form 10-Q will contain unaudited condensed consolidated financial statements, management’s discussion and analysis of financial condition and results of operations, and other information.

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